Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS FIRST QUARTER
FISCAL 2010 RESULTS
NASHVILLE, Tenn., May 28, 2009 -— Genesco Inc. (NYSE:GCO) today reported a loss from continuing operations for the first quarter ended May 2, 2009, of $5.6 million, or $0.30 per diluted share, compared to earnings from continuing operations of $129.4 million, or $5.14 per diluted share, for the first quarter ended May 3, 2008. Fiscal 2010 first quarter earnings reflected pretax charges of $11 million, or $0.47 per diluted share, related to a loss on the early retirement of debt in connection with the exchange of $56.4 million of convertible notes for common stock announced in April 2009 as well as fixed asset impairments, lease terminations, litigation settlements and a higher effective tax rate. In addition, the first quarter reflected higher interest costs due to the adoption of FSP APB 14-1, or “APB 14-1,” a new accounting standard applicable to the Company’s convertible debt. Fiscal 2009 first quarter earnings included a gain on merger related litigation and a lower effective tax rate, partially offset by charges associated with merger related expenses, asset impairment and lease terminations and other legal matters. Fiscal 2009 earnings also include a restatement of interest expense required by the adoption of APB 14-1, which required retroactive application resulting in higher interest costs.
     Adjusted for the listed items in both periods, earnings from continuing operations were $3.5 million, or $0.17 per diluted share, for the first quarter of Fiscal 2010, compared to $3.8 million, or $0.17 per diluted share, for the first quarter of Fiscal 2009. Because of the magnitude of the merger-related litigation settlement in the previous year’s results and for consistency with Fiscal 2010’s previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

     Net sales for the first quarter of Fiscal 2010 increased 4% to $370 million from $357 million in the first quarter of Fiscal 2009. Comparable store sales in the first quarter of Fiscal 2010 increased by 2%. The Journeys Group’s comparable store sales for the quarter rose by 3%, the Hat World Group’s increased by 7%, Underground Station’s comps declined by 5%, and Johnston & Murphy Retail’s fell by 18%.
     Robert J. Dennis, president and chief executive officer of Genesco, said, “Given the current economic environment, we are pleased with our better than expected performance in the first quarter. Our ability to deliver these results in such turbulent times highlights the benefits of our diversified operating model and the strength and experience of our management team. Both the Journeys Group and Hat World posted strong comparable store sales and operating earnings increases during the quarter. Licensed brands sales were also solid, up 15%. However, Johnston & Murphy and Underground Station remained weak for the first quarter.
     “As we reported on our last release, sales in February were strong, and as expected, March comps were weaker due to the Easter offset. We experienced a sales rebound in the first half of April, then business slowed again and comparable store sales through May 25 were down 9%. We believe that May comparisons are particularly challenging due in part to last year’s stimulus checks.
     “We continue to focus aggressively on inventory management, as year-over year inventories were up 5% and inventories per square foot increased only 2% for the quarter. In addition, our financial position remains solid as we recently converted $56.4 million of convertible notes into common stock and our cash flow remains strong.”
Outlook
     Dennis also discussed the Company’s outlook for Fiscal 2010. “Based on our strong first quarter results, we are now slightly more comfortable with our previously announced baseline earnings scenario of $1.70 to $1.80 per share for the year. While we remain somewhat cautious in our outlook given the recent choppiness in sales trends, approximately 80% of our earnings normally come in the second half of the year and we believe that we are well-positioned from a merchandising perspective as we head into the summer and back-to-school selling season.”

     Dennis concluded, “While we are cognizant of the recent lack of a strong sales trend and we are carefully monitoring our business, there are a number of things happening in the marketplace that are encouraging to us in the longer term. Industry rationalization, real-estate flexibility on rents, lower remodeling requirements and increased accessibility to attractive malls at compelling terms all represent meaningful benefits to us and we are fully committed to capitalizing on all the opportunities that lie ahead.”
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, continuing weakness in the consumer economy, inability of customers to obtain credit, fashion trends that affect the sales or product margins of the Company’s retail product offerings, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant wholesale customers, disruptions in product supply or distribution, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, competition in the Company’s markets and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and to conduct required remodeling or refurbishment on schedule and at expected expense levels, deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, unexpected changes to the market for our shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,”

“Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
Conference Call
     The Company’s live conference call on May 28, 2009, at 7:30 a.m. (Central time) may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,225 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
		Restated
	May 2,	May 3,
In Thousands	2009	2008

Net sales	$370,366	$356,935
Cost of sales	181,144	175,540
Selling and administrative expenses	181,369	180,046
Restructuring and other, net	4,973	(201,838)

Earnings from operations	2,880	203,187
Loss on early retirement of debt	5,119	—
Interest expense, net	3,083	2,945

(Loss) earnings before income taxes from continuing operations	(5,322)	200,242
Income tax expense	281	70,802

(Loss) earnings from continuing operations	(5,603)	129,440
Provision for discontinued operations, net	(159)	(93)

Net (Loss) Earnings	$(5,762)	$129,347

Earnings Per Share Information

	Three Months Ended
		Restated
	May 2,	May 3,
In Thousands (except per share amounts)	2009	2008

Preferred dividend requirements	$50	$49

Average common shares — Basic EPS	18,852	21,050

Basic earnings (loss) per share:
Before discontinued operations	$(0.30)	$6.15
Net (loss) earnings	$(0.31)	$6.14

Average common and common equivalent shares — Diluted EPS	18,852	25,371

Diluted earnings (loss) per share:
Before discontinued operations	$(0.30)	$5.14
Net (loss) earnings	$(0.31)	$5.14

GENESCO INC.
Consolidated Earnings Summary

	Three Months Ended
		Restated
	May 2,	May 3,
In Thousands	2009	2008

Sales:
Journeys Group	$176,847	$168,762
Underground Station Group	26,728	29,004
Hat World Group	98,804	87,737
Johnston & Murphy Group	39,330	46,571
Licensed Brands	28,551	24,748
Corporate and Other	106	113

Net Sales	$370,366	$356,935

Operating Income (Loss):
Journeys Group	$5,513	$5,298
Underground Station Group	(450)	(981)
Hat World Group	6,524	3,725
Johnston & Murphy Group	157	3,683
Licensed Brands	3,617	3,555
Corporate and Other*	(12,481)	187,907

Earnings from operations	2,880	203,187
Loss on early retirement of debt	5,119	—
Interest, net	3,083	2,945

(Loss) earnings before income taxes from continuing operations	(5,322)	200,242

Income tax expense	281	70,802

(Loss) earnings from continuing operations	(5,603)	129,440

Provision for discontinued operations, net	(159)	(93)

Net (Loss) Earnings	$(5,762)	$129,347

*	Includes a $5.0 million charge in the first quarter of Fiscal 2010 which includes $4.5 million in asset impairments, $0.4 million for other legal matters and $0.1 million for lease terminations.

Includes $201.8 million credit in the first quarter of Fiscal 2009 of which $204.1 million were proceeds as a result of the settlement of merger-related litigation with The Finish Line and its investment bankers offset by $1.2 million in asset impairments, $0.8 million for other legal matters and $0.3 million for lease terminations. The first quarter of Fiscal 2009 also included $7.2 million of merger-related expenses.

GENESCO INC.
Consolidated Balance Sheet

		Restated
	May 2,	May 3,
In Thousands	2009	2008

Assets
Cash and cash equivalents	$16,690	$16,480
Restricted investment in Finish Line Stock	—	29,075
Accounts receivable	28,417	26,532
Inventories	298,733	284,873
Other current assets	54,711	43,202

Total current assets	398,551	400,162

Property and equipment	233,751	250,756
Other non-current assets	182,811	169,963

Total Assets	$815,113	$820,881

Liabilities and Shareholders’ Equity

Accounts payable	$80,604	$71,684
Other current liabilities	63,020	152,898

Total current liabilities	143,624	224,582

Long-term debt	51,648	79,037
Other long-term liabilities	110,244	79,808
Shareholders’ equity	509,597	437,454

Total Liabilities and Shareholders’ Equity	$815,113	$820,881

GENESCO INC.
Retail Units Operated — Three Months Ended May 2, 2009

	Balance			Balance			Balance
	02/02/08	Open	Close	01/31/09	Open	Close	05/02/09

Journeys Group	967	50	5	1,012	8	2	1,018
Journeys	805	16	5	816	4	2	818
Journeys Kidz	115	26	—	141	4	—	145
Shi by Journeys	47	8	—	55	—	—	55
Underground Station Group	192	—	12	180	—	3	177
Hat World Group	862	43	20	885	5	10	880
Johnston & Murphy Group	154	9	6	157	4	—	161
Shops	113	6	5	114	3	—	117
Factory Outlets	41	3	1	43	1	—	44

Total Retail Units	2,175	102	43	2,234	17	15	2,236

Constant Store Sales

	Three Months Ended
	May 2,	May 3,
	2009	2008

Journeys Group	3%	0%
Underground Station Group	-5%	9%
Hat World Group	7%	4%
Johnston & Murphy Group	-18%	-2%

Total Constant Store Sales	2%	2%

Schedule B
Genesco Inc.
Adjustments to Reported (Loss) Earnings from Continuing Operations
Three Months Ended May 2, 2009 and May 3, 2008

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	May 2009	on EPS	May 2008	on EPS

(Loss) earnings from continuing operations, as reported	(5,603)	$(0.30)	129,440	$5.14

Adjustments: (1)
Settlement of merger-related litigation	—	—	(122,649)	(4.84)
Merger-related expenses	—	—	4,351	0.17
Impairment & lease termination charges	2,769	0.12	901	0.04
Other legal matters	238	0.01	451	0.02
Loss on early retirement of debt	3,061	0.13	—	—
Convertible debt interest restatement (APB 14-1)	491	0.02	452	—
Higher (lower) effective tax rate	2,533	0.11	(9,179)	(0.36)
Effect of change in share count from going to a profit from a loss	—	0.08	—	—

Adjusted earnings from continuing operations (2)	$3,489	$0.17	$3,767	$0.17

(1)	All adjustments are net of tax. The tax rate for the first quarter of Fiscal 2010 is 40.2% excluding FIN 48 discrete interest. The tax rate for the first quarter of Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses is 39.9% excluding FIN 48 discrete interest.

(2)	Reflects 23.3 million share count for Fiscal 2010 and 25.3 million share count for Fiscal 2009 which includes convertible shares and common stock equivalents.
The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the impact of changes in effective tax rates and other items not reflected in those expectations.

Schedule B
Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending January 30, 2010

Baseline Scenario	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2010		Fiscal 2010

Forecasted earnings from continuing operations	$26,264	$1.21	$22,519	$1.11

Adjustments: (1)
Convertible debt interest restatement (APB 14-1)	1,022	—	1,022	—
Impairment, other legal matters and lease termination charges	8,151	0.35	8,151	0.35
Loss on early retirement of debt	3,061	0.13	3,061	0.13
Higher effective tax rate	2,533	0.11	2,533	0.11

Adjusted forecasted earnings from continuing operations (2)	$41,031	$1.80	$37,286	$1.70

(1)	All adjustments are net of tax. The forecasted tax rate for Fiscal 2010 for the baseline scenario is 40.8%.

(2)	Reflects 23.5 million share count for Fiscal 2010 which includes convertible shares and common stock equivalents.
This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.